Exhibit 8.1

CLIFFORD CHANCE US LLP 31 WEST 52ND STREET NEW YORK, NY 10019-6131 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com

February 28, 2024

Equity LifeStyle Properties, Inc.

Two North Riverside Plaza, Suite 800

Chicago, Illinois 60606

Re: REIT Status of Equity LifeStyle Properties, Inc.

Ladies and Gentlemen:

We have acted as counsel to Equity LifeStyle Properties, Inc., a Maryland corporation (the “Company”), in connection with the offer and sale by the Company of shares of the Company’s common stock, par value $0.01 per share, having an aggregate offering price of up to $500,000,000 (the “Securities”), pursuant to those certain Equity Distribution Agreements, dated February 28, 2024, by and among the Company, MHC Operating Limited Partnership, an Illinois limited partnership (the “Operating Partnership”) and each of Morgan Stanley & Co. LLC, BMO Capital Markets Corp., BofA Securities, Inc., Capital One Securities, Inc., Goldman Sachs & Co. LLC, Jefferies LLC, Regions Securities LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC, (the “Sales Agents”), (as may be amended from time to time, the “Equity Distribution Agreements”) the prospectus supplement dated February 28, 2024 and the prospectus dated February 27, 2024 (as may be amended and supplemented from time to time, the “Prospectus”) that is part of the registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission on February 28, 2024 under the Securities Act of 1933, as amended through the date hereof (the “Registration Statement”). Except as otherwise indicated, terms used in this letter have the meanings given to them in the Registration Statement.

In rendering the opinions expressed herein, we have examined and relied upon such documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this letter. In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures of each document are genuine, (iii) each party who executed such documents had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms and (vi) the Company at all times has been and will continue to be organized and operated in accordance with the terms of such documents.

For purposes of rendering the opinions stated below, we have also assumed, with your consent, the accuracy of the representations contained in the certificate of representations, dated as of the date hereof, provided to us by the Company (the “Certificate”), and that each representation contained in the Certificate to the best of the Company’s knowledge is accurate and complete without regard to such qualification as to the best of the Company’s knowledge. These representations generally relate to the operation and classification of the Company as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).

Based upon and subject to the foregoing, we are of the opinion that:

CLIFFORD CHANCE US LLP

(1) Commencing with its taxable year ended December 31, 2019, the Company was organized and has operated in conformity with the requirements for qualification as a REIT under the Code, and the Company’s method of operation, as described in the Registration Statement and the Prospectus and as represented by the Company, will permit the Company to continue to so qualify.

(2) The statements included in the Prospectus under the heading “Material U.S. Federal Income Tax Considerations,” insofar as such statements constitute a summary of applicable U.S. federal income tax law, constitute accurate summaries or descriptions thereof in all material respects.

The opinions set forth in this letter are based on the Code, Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may be retroactive in effect, and which may result in modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

Further, the opinions set forth above represent our conclusions based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinions referred to herein. Moreover, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet, through actual operating results, requirements under the Code regarding income, assets, distributions and diversity of stock ownership. Because the Company’s satisfaction of these requirements will depend on future events, no assurance can be given that the actual results of the Company’s operations for any particular taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code. We have not undertaken to review the Company’s compliance with these requirements on a continuing basis. In addition, the opinions set forth above do not foreclose the possibility that the Company may have to pay an excise or penalty tax, which could be significant in amount, in order to maintain its REIT qualification. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and the Certificate.

The opinions set forth in this letter are (i) limited to those matters expressly covered and no opinion is to be implied in respect of any other matter; (ii) as of the date hereof; and (iii) rendered by us at the request of the Company. We hereby consent to the filing of this opinion with the SEC as an exhibit to a Current Report on Form 8-K that shall be incorporated by reference into the Registration Statement and to the references therein to us. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP